EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm


     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Management Incentive Plan and the 2005 Non-Employee Directors Stock Plan of SYSCO Corporation of our reports dated September 9, 2005, with respect to the consolidated financial statements and schedule of SYSCO Corporation and its subsidiaries included in its Annual Report (Form 10-K) for the year ended July 2, 2005, SYSCO Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SYSCO Corporation, filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP

Houston, Texas
November 10, 2005